Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Appoints John Stroup Executive Chairman, Promotes Roel Vestjens to President and Chief Executive Officer

St. Louis, Missouri – May 21, 2020 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced today the following changes to the Company’s senior leadership team with immediate effect. John Stroup, previously President, Chief Executive Officer and Chairman of the Board of Directors, has been appointed Executive Chairman, and Roel Vestjens, previously Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Executive Officer and appointed to the Board of Directors.

“It has been a great privilege to lead Belden for nearly 15 years. I am proud of what we accomplished and how well-positioned the Company is for continued success,” said Mr. Stroup. “We made great progress in transforming the Company, installing a disciplined business system and Lean enterprise culture, and building a solid foundation for future success. Our journey will now continue under Roel’s leadership. We have thoughtfully planned for this succession and I am confident that it will be seamless and successful. Roel is an accomplished leader with broad experience throughout Belden over the last 14 years. With his track record of superior results and his proven commitment to Belden’s values, he is ideally suited to lead the Company.”

Mr. Vestjens said, “Under John’s strong leadership, we established Belden as a clear industry leader and positioned the Company for continued profitable growth. I have learned a tremendous amount from his mentorship. This is a time of incredible opportunity for Belden, and I am laser focused on driving growth and value creation. It will be an honor to lead this Company, and I look forward to working with the entire Belden team to execute our strategic plans and achieve our financial objectives.”

David Aldrich, Lead Independent Director of Belden, commented, “The leadership succession plan announced today is the culmination of a robust process to ensure that Belden is best positioned to deliver sustainable long-term value creation. John has done an outstanding job leading Belden and driving growth, innovation, and operational improvement. The Board is grateful for his substantial contributions and his continued leadership during the transition period. Roel has a deep knowledge of Belden and a track record of superior performance, which make him uniquely qualified to deliver on Belden’s remarkable potential. On behalf of the Board, we would like to thank John for leading the Company so effectively since 2005, and we look forward to seeing the Company reach new levels of success under Roel’s leadership.”

Mr. Vestjens joined Belden in 2006 as Director of Marketing for the EMEA region. Since then he held roles of increasing responsibility in Sales and Marketing, Operations, and General Management of Belden’s business units in North America, EMEA, and APAC. Most recently, he served as the Company’s Chief Operating Officer since July 2019, Executive Vice President, Industrial Solutions since February 2018, and Executive Vice President, Industrial Solutions and Broadcast IT Solutions from January 2017 to February 2018. Mr. Vestjens joined Belden from Royal Philips Electronics where he held various European sales and marketing positions. Mr. Vestjens holds a Bachelor of Science degree in Electrical Engineering and a Master of Science degree in Management from Nyenrode Business University in the Netherlands.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com